Exhibit 5.7

CONSENT OF ALEJANDRO SEPULVEDA

The undersigned hereby consents to the use of the report listed below, and the information derived therefrom, as well as to the reference to his name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Ero Copper Corp., including in the Annual Information Form filed as an exhibit thereto, being filed with the United States Securities and Exchange Commission, and any amendments thereto.

1.	Technical Report on the Caraíba Operations (formerly known as the MCSA Mining Complex) entitled “2022 Mineral Resources and Mineral Reserves of the Caraíba Operations, Curaçá Valley, Bahia, Brazil”, dated December 22, 2022 with an effective date of September 30, 2022.

Yours truly,

/s/ Alejandro Sepulveda
Alejandro Sepulveda, Registered Member (#0293)
(Chilean Mining Commission)
NCL Ingeniería y Construcción SpA

Dated: August 18, 2023